EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474

Virco Announces Second Quarter Results

Torrance, California, September 07, 2004 – Virco Mfg. Corporation (AMEX: VIR) today released its second quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:

Despite continuing difficult conditions in the publicly funded school furniture market and a severe shortage of steel accompanied by unexpectedly higher costs, we concluded a successful and profitable second quarter on July 31, 2004. The cost-saving initiatives launched last fall have worked, with total operating expenses as a percent of sales tracking slightly below target. Assemble-to-Ship (“ATS”) continued to mature and supported our best on-time delivery season since 1999. Seasonal shifting of fabrication workers to assembly, delivery and installation functions also reached higher levels of efficiency. In short, were it not for higher raw material costs that our annual contract cycle prevented us from offsetting with mid-year price increases, we would have enjoyed operating margins on par with those of the late 90’s.

Here are the numbers:

	Three Months Ended		Six Months Ended
	07/31/2004	07/31/2003	07/31/2004	07/31/2003
	(in thousands, except per share data)
Sales	$68,813	$65,861	$99,134	$97,041
Cost of sales	47,016	44,895	67,020	65,664

Gross margin	21,797	20,966	32,114	31,377
Selling, general & administrative & interest	19,766	21,844	34,684	38,834
Separation costs	—	7,788	—	7,788

Income/(loss) before taxes	2,031	(8,666)	(2,570)	(15,245)
Income tax benefit	—	(380)	—	(2,946)

Net income/(loss)	$2,031	$(8,286)	$(2,570)	$(12,299)

Net income/(loss) per share	$0.15	$(0.63)	$(0.20)	$(0.93)
Weighted average shares outstanding (a)	13,406	13,095	13,111	13,247

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	7/31/2004	01/31/2004	07/31/2003
	(in thousands)
Current assets	$84,624	$51,386	$92,954
Non-current assets	71,658	74,882	83,426
Current liabilities	54,115	25,982	86,902
Non-current liabilities	42,378	37,934	19,709
Stockholders equity	59,789	62,352	69,769

Our focus for the balance of the year is fourfold: raise prices for all 2005 contracts to reflect higher raw material and shipping costs; accelerate market development across all regions and distribution channels; continue our aggressive new product development campaign; and refine our retail service program.

Prices for classroom furniture continued to rise during the second quarter, driven primarily by higher raw steel and freight costs. Anecdotal reports from the field also suggest a general tightening of supply. We’re testing the status of regional demand with a direct mailing to all 90,000 public schools that offers quick-ship delivery on key pieces of classroom furniture. The response to this mailing, which hits schools four weeks after the traditional end of the delivery season, should give us a more complete picture of the supply/demand situation within our industry.

Market development continues on a similar path. We’re treating each region of the country as its own market and making specific product, service and pricing decisions to optimize business within the region. We’re also developing nationwide distribution channels, in the form of both contracts and wholesale/retail relationships, that address customers with a more traditional retail orientation. Our long-term goal is to let customers decide how they want to buy our furniture, either directly from us or through a retailer, with prices that accurately reflect the net efficiencies of each channel. We expect this approach to result in increased volume through commercial wholesalers, who are better positioned than we are to service small- to medium-sized orders sold through local dealers.

New products continue to be a primary focus. Within each major category of moveable classroom furniture we intend to offer a three-tiered choice from basic to best-of-breed. Zuma™, introduced in June of this year, fills the middle slot for thermoplastic chairs, desks and chairdesks.

Internal product development has several benefits as a vehicle for sustainable growth. Each new line is engineered to take advantage of ATS. This lets us use existing infrastructure in both our factories and warehouses. It also makes use of common components, which improves fabrication, inventory versatility, and customer service. Finally, we can match colors and specifications across multiple product lines, an increasingly important consideration for architects, designers and facility managers seeking campus-wide integration.

Our fourth major initiative for the fall and winter is refinement of our retail services and database. This effort supports expanded relationships with wholesalers and national distributors and includes cooperative advertising, graphic support, enhanced packaging and a redesigned transactional database.

Our market remains very challenging and the balance of the year promises to be difficult. Despite a good summer, it now looks like we may sustain a loss for the full year. Our projections take into account higher steel and freight costs, partially offset by improved operating efficiencies.

As scheduled nine months ago when our current loan was negotiated with Wells Fargo, we will be meeting in the third quarter to prepare next year’s financing. Although we’ve successfully met the loan covenants in the fourth, first and second quarters, we still anticipate remaining on a hybrid asset/cash flow structure until we return to solid profitability.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; our ability to continue to control costs and inventory levels; the cost and availability of steel; the continuing impact of our Assemble-to-Ship program on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the seasonality of our market; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; competition; and our ability to renew our financing with Wells Fargo on similar terms. See our Annual Report on Form-10K for year ended January 31, 2004, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of Filing

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